Exhibit 99.1

EverBank Signs Agreement for 10-Year Extension of EverBank Field Naming Rights

Company will sponsor home of the NFL’s Jacksonville Jaguars through 2024 season

Jacksonville, FL - July 25, 2014 -EverBank today announced that it has signed an agreement with the Jacksonville Jaguars and the City of Jacksonville to continue as the naming rights sponsor of the team’s home stadium, EverBank Field, for an additional 10 years. Subject to approval by the Jacksonville City Council, the new agreement will begin after the upcoming 2014 National Football League season and will run through the 2024 season.

“We’re thrilled to continue our partnership with the Jacksonville Jaguars for another 10 years and proud to be the sponsor of EverBank Field,” said Robert Clements, EverBank chairman and chief executive officer. “The past four years has been a fantastic experience for our company, the Jaguars and the City of Jacksonville, and we’re looking forward to great things in the next decade.”

“EverBank is a Jacksonville company with a national reach, with clients, business operations and employees from coast to coast,” Clements added. “We’ve seen enormous benefits to our company through our partnership with the Jaguars as we’ve grown our company and raised national awareness of our brand.”

EverBank became the naming sponsor of EverBank Field in 2010, under a five-year agreement that runs through the 2014 NFL season. The stadium is owned by the City of Jacksonville.

The partnership will extend EverBank's designation as the official bank of the Jaguars, promotions during Jaguars' game telecasts and a variety of other media rights to the Jaguars and EverBank Field marks. The agreement also provides for prominent signage at EverBank Field and elsewhere in Jacksonville, the unique EverBank Fantasy Football Lounges inside the stadium, and a business presence at Jaguars' home games - including EverBank ATMs at the venue for use by fans.

“The transformational change of our franchise is staggering and ongoing, from the promise of the Jaguars on the football field to the new scoreboards and our business initiatives in Jacksonville and London as well,” said Jaguars owner Shad Khan.  “But a consistent element to our vision and growth has been our partnership with EverBank, and the people at EverBank who share our ambition to be one of the world’s premier cities, venues and sports franchises.  I thank EverBank for taking this journey with us for another 10 years.”

During the offseason, EverBank Field underwent more than $60 million in stadium enhancements funded by the Jaguars and the city of Jacksonville. The upgrades include the two largest LED video display screens in the world, and new exclusive cabana lounges, two of which feature swimming pools overlooking the field.

Off the playing field, EverBank and the Jaguars will continue their community outreach efforts together. Over the past four years, the company and the team have partnered on a number of service projects, including the building of four homes for Jacksonville families through HabiJax, the local chapter of Habitat for Humanity.

“Jacksonville is home to EverBank and the Jaguars, and we’re proud to work with the team to serve and improve our community,” Clements said. “EverBank Field is an important catalyst for growth in Jacksonville, and EverBank and the Jaguars are committed to doing everything we can to spur development and bring people to our great city.”

“EverBank’s decision to extend its sponsorship for 10 years represents a strong commitment not only to the future of the stadium and the Jaguars, but also the future of Jacksonville,” said Mayor Alvin Brown. “It reaffirms our city’s successful and productive partnership with two great hometown, homegrown institutions - EverBank and the Jaguars.”

“EverBank continues to prove a solid commitment to Jacksonville and the Jaguars and is a model corporate partner with the City,” said City Council President Clay Yarborough. “The company’s decision to build on its relationship and its role as a premiere employer of choice is a blessing to our community. This is good for business and makes for a great day in Jacksonville.”

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ABOUT EVERBANK FINANCIAL CORP

EverBank Financial Corp, through its wholly owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank had

$17.6 billion in assets and $13.3 billion in deposits as of March 31, 2014. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com.

MEDIA CONTACT FOR EVERBANK
Michael Cosgrove
michael.cosgrove@everbank.com
904.623.2029

MEDIA CONTACT FOR JACKSONVILLE JAGUARS
Dan Edwards
edwardsd@jaguars.nfl.com
904.633.6202

MEDIA CONTACT FOR THE CITY OF JACKSONVILLE
James Croft
croftj@coj.net
904.630.7902